Calculation of Filing Fee Tables
S-8
DiaMedica Therapeutics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, no par value	Other	1,000,000	$ 6.0602	$ 6,060,200.00	0.0001381	$ 836.91
Total Offering Amounts:						$ 6,060,200.00		$ 836.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 836.91
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions. (2) Estimated in accordance with Rules 457(h) of the Securities Act, solely for the purpose of calculating the registrant's registration fee on the basis of $6.0602 per share, which is the average of the high and low prices of the Registrant's common stock on November 10, 2025, as reported by The Nasdaq Stock Market LLC.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A